Exhibit 5.1

September 24, 2015

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box 58039

Santa Clara, California 95052-8039

Ladies and Gentlemen:

We have acted as special counsel to Applied Materials, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-205584), as amended as of its most recent effective date (September 21, 2015), insofar as it relates to the Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, but excluding the documents incorporated by reference therein, the “Registration Statement”) and the prospectus, dated July 9, 2015, as supplemented by the prospectus supplement thereto, dated September 21, 2015 (together, the “Prospectus”), of $600,000,000 principal amount of its 2.625% Senior Notes due 2020 (the “2020 Notes”), $700,000,000 principal amount of its 3.900% Senior Notes due 2025 (the “2025 Notes”) and $500,000,000 principal amount of its 5.100% Senior Notes due 2035 (the “2035 Notes” and together with the 2020 Notes and the 2025 Notes, the “Notes”). The Notes were issued under an indenture dated as of June 8, 2011 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented with respect to the Notes by a second supplemental indenture dated as of September 24, 2015 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

Applied Materials, Inc., p. 2

(c)	an executed copy of the Underwriting Agreement, dated September 21, 2015, between the Company and the several underwriters named in Schedule 1 thereto;

(d)	executed copies of the Indenture;

(e)	a copy of the Notes in global form as executed by the Company and authenticated by the Trustee; and

(f)	copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws certified by the Secretary of State of the State of Delaware and an assistant secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

Applied Materials, Inc., p. 3

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 24, 2015. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sandra L. Flow
Sandra L. Flow, a Partner